Exhibit 21

STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 2019 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary).

Jurisdiction of
Name of Subsidiary	Incorporation
Agile Magnetics, Inc.	New Hampshire
Custom Hoists, Inc.	Ohio
Dornbusch & Cia Industria E. Comercio Ltda.	Brazil
Enginetics Corporation	Ohio
Genius Solutions Engineering Corporation	Ohio
Horizon Scientific, Inc.	South Carolina
Mold-Tech Singapore Pte. Ltd.	Singapore
Nor-Lake, Incorporated	Wisconsin
Northlake Engineering, Inc.	Wisconsin
Piazzo Rosa S.r.l.	Italy
Precision Engineering International Limited	United Kingdom
S. I. de Mexico S.A. de C.V.	Mexico
Standex Electronics, Inc.	Delaware
Standex Electronics Japan Corporation	Japan
Standex Electronics (U.K.) Limited	United Kingdom
Standex Europe B.V.	The Netherlands
Standex Holdings Limited	United Kingdom
Standex International GmbH	Germany
Standex International Limited	United Kingdom
Standex International S.r.l.	Italy
Standex (Ireland) Limited	Ireland
SXI Limited	Canada
Tenibac-Graphion, Inc.	Michigan